Exhibit (l)

AARP Funds

601 E Street, N.W.

Washington, DC 20004

December 20, 2005

AARP Services, Inc.

601 E Street, N.W.

Washington, DC 20004

Ladies and Gentlemen:

AARP Funds, on behalf of its series listed below, hereby accepts your offer to purchase the following:

# of Shares	Fund Name	Purchase Price per Share	Aggregate Purchase Price
3,300	AARP Conservative Fund	$10.00	$33,000.00
3,300	AARP Moderate Fund	$10.00	$33,000.00
3,400	AARP Aggressive Fund	$10.00	$34,000.00

		TOTAL	$100,000.00

This agreement is subject to the understanding that you have no present intention of selling or redeeming the shares so acquired.

Any redemption of these shares of any series by you will be reduced by a pro rata portion of any then unamortized organization expenses of such series. This proration will be calculated by dividing the number of shares of such series to be redeemed by the aggregate number of shares of such series held which represent the initial capital of the series.

AARP FUNDS

By:	\s\ Nancy M. Smith
Nancy M. Smith Secretary

Accepted:

By:	\s\ Sarah Mika
Name: Sarah Mika Title: Secretary